Exhibit 99.1
Alion Acquires Micro Analysis & Design
Technology solutions firm purchases human systems integration solution provider.
McLean, VA, May 22, 2006 — Alion Science and Technology, a technology solutions provider for government and industry, today announced that it has acquired Boulder, CO — based Micro Analysis & Design (MA&D), provider of human factors engineering, modeling and simulation and software development. Terms of the deal, which was completed on May 19, 2006, were not disclosed.
“The acquisition of MA&D enhances Alion’s current capabilities in human systems integration, ship design and modeling and simulation,” said Bahman Atefi, Chairman and CEO of Alion. “MA&D has been recognized for their outstanding work for the US Army and Navy as well as hospitals and industrial customers. We are looking forward to the new capabilities and technologies that they will bring to our existing skill sets,” he explained.
Scott Fry, Alion Senior Vice President and manager of the company’s JJMA Maritime Sector, added, “MA&D is the premier human systems integration company supporting the Department of Defense today. The solutions they provide can be applied to any number of situations where people interact with control systems, making the personnel and systems more efficient which can reduce both space requirements and costs.”
The president of MA&D, Ron Laughery, said that becoming part of Alion was an opportunity for the company. “Our human systems integration solutions fit into Alion’s portfolio of military manpower solutions as well as their extensive modeling capabilities. With the added resources that Alion can provide, we can not only continue to give our existing customers outstanding support, but offer them even more complete solutions while adding to our customer base,” Dr. Laughery stated.
MA&D has offices in Boulder, CO and Orlando, FL with additional personnel located at customer sites.
About Alion Science and Technology
Alion Science and Technology is an employee-owned technology solutions company delivering technical expertise and operational support to the Department of Defense, civilian government agencies and commercial customers. Building on almost 70 years of R&D and engineering experience, Alion brings innovation and insight to multiple business areas: defense operations; modeling & simulation; wireless communication; industrial technology; chemical, biological, nuclear & environmental sciences; information technology; and naval architecture & marine engineering. Based in McLean, Virginia, Alion has more than 2700 employee-owners at major offices, customer sites and laboratories worldwide. For more information, call 877.771.6252 or visit Alion online at www.alionscience.com.
This press release contains information about management’s view of Alion’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of risk factors and uncertainties discussed in documents periodically filed by Alion with the SEC. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.